Filed Under Rule 424(b)(3)
File No. 333-146657

PROSPECTUS SUPPLEMENT NO. 12 TO
REGISTRATION STATEMENT DECLARED EFFECTIVE
ON OCTOBER 20, 2007

g8wave Holdings, Inc.

2,674,893 Shares of Common Stock

This Prospectus Supplement updates and should be read in conjunction with the Prospectus dated October 23, 2007, as supplemented by Prospectus Supplement No. 1, dated November 5, 2007, Prospectus Supplement No. 2, dated November 14, 2007, Prospectus Supplement No. 3, dated January 4, 2008, Prospectus Supplement No. 4, dated January 31, 2008, Prospectus Supplement No. 5, dated February 5, 2008, Prospectus Supplement No. 6, dated February 27, 2008, Prospectus Supplement No. 7, dated April 3, 2008, Prospectus Supplement No. 8, dated April 22, 2008, Prospectus Supplement No. 9, dated April 28, 2008, Prospectus Supplement No. 10, dated May 12, 2008, and Prospectus Supplement No. 11, dated May 15, 2008 (collectively, the “Prospectus”), which should be delivered with this Prospectus Supplement. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering, and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants referred to in the Prospectus.

This Prospectus Supplement includes the following document, as filed by us with the Securities and Exchange Commission:

•	The attached Current Report on Form 8-K of g8wave Holdings, Inc., filed on May 20, 2008.

Our common stock is quoted on the regulated quotation service of the OTC Bulletin Board under the symbol “GEWV.OB”.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is May 20, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

___________________________________________________________________

Date of Report (Date of earliest event reported): May 14, 2008

g8wave Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-136487	13-3513270
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(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

126 Brookline Avenue, Suite 201 Boston, Massachusetts	02215
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(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 892-9090

(Former name or former address, if changed since last report)

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements with Certain Officers

As previously reported, on April 24, 2008, William Duke, g8wave Holdings, Inc.’s (the “Company”) Chief Financial Officer, tendered his resignation from that position, as well as any and all offices and positions with the Company and any subsidiaries thereof. Mr. Duke’s resignation is effective as of May 16, 2008.

The Company is currently searching for a new Chief Financial Officer. In the meantime, the Chief Executive Officer, Habib Khoury, will be performing the duties previously performed by Mr. Duke.

Item 8.01    Other Events.

    As previously disclosed, on April 16, 2008, the symbol under which g8wave Holdings, Inc.’s (the “Company”) common stock is quoted on the Over-the-Counter Bulletin Board (the “OTCBB”) was changed from “GEWV.OB” to “GEWVE.OB,” as a result of the Company’s failure to be in full compliance with its reporting obligations under the Securities Exchange Act of 1934, as amended (the “34 Act”), as required by NASD Market Place Rule 6350 (“Rule 6350”). Rule 6350 requires, among other things, that in order for a domestic equity security to be eligible for quotation on the OTCBB, the issuer of such security must be current in its reporting obligations under the 34 Act.

On May 12, 2008 the Company came into compliance with its reporting obligations under the 34 Act by filing its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 with the Securities Exchange Commission, and on May 14, 2008, the symbol under which the Company’s common stock is quoted on the OTCBB was changed back to “GEWV.OB”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 19, 2008

g8wave Holdings, Inc.

By:	/s/ Habib Khoury

Habib Khoury Chief Executive Officer